Exhibit 14

CITIUS ONCOLOGY, INC.

Code of Ethics and Business Conduct

1. Introduction.

1.1 The Board of Directors of Citius Oncology, Inc. and its subsidiaries (together with its subsidiaries, the “Company”), has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement. The Company expects its suppliers, contractors, consultants and other business partners to follow these principles when providing goods and services to the Company or acting on the Company’s behalf.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, counterparties, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Some of the more common conflicts directors, officers and employees should avoid are listed below:

(a) Relationship of Company with third parties. Directors, officers or employees may not receive a personal benefit from a person or firm that is seeking to do business or to retain business with the Company. A director shall recuse him or herself from any Company Board decision involving another firm or company with which the director is affiliated.

(b) Compensation from non-Company sources. Directors, officers or employees may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

(c) Gifts. Directors, officers or employees may not offer, give or receive gifts or other items of value from persons or entities who deal or seek to deal with the Company in those cases where any such gift has the purpose or effect of influencing (or could be perceived as influencing) the directors’ actions as members of the Board, or where acceptance of the gifts could create the appearance of a conflict of interest.

3.2 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.3.

3.3 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the [Chief Financial Officer]. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the [Chief Financial Officer] with a written description of the activity and seeking the [Chief Financial Officer’s] written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the [Chief Financial Officer].

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Compliance.

4.1 Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the [Chief Financial Officer].

4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted in certain limited circumstances. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7. Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of affiliates, friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain for affiliates, friends or family members). In addition, no director, officer or employee may compete with the Company.

8. Confidentiality. Directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company or by its customers, counterparties or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, counterparties or partners if disclosed.

9. Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, counterparties, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Reporting and Enforcement.

10.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

(b) Actions prohibited by this Code involving any other person must be reported to the reporting person’s supervisor or the Chief Financial Officer.

(c) After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Financial Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Financial Officer determines that a violation of this Code has occurred, the supervisor or the Chief Financial Officer will report such determination to the Chief Executive Officer.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors (in the case of a violation by a director or executive officer) or the Chief Executive Officer (in the case of a violation by any other person) will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3 Waivers.

(a) Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Chief Executive Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.

10.4 Prohibition on Retaliation.

Consistent with this Code, retaliation in any form, including discharge, demotion, suspension, threats, harassment, discrimination, directly or indirectly, against any individual who, in good faith, makes a report or otherwise assists the Audit Committee, the Company, or any other person or group, including governmental, regulatory or law enforcement body, in investigating a report under this Code is prohibited. Neither the Company, the Audit Committee, other committees of the Board of Directors nor any individual involved in a report shall reveal the identity of any person who makes a report under this Code and asks that their identity remain confidential, unless necessary to conduct an adequate investigation or compelled by judicial or other legal process or make any effort to ascertain the identity of any person who makes a report anonymously.